Exhibit 99

            Vishay Reports Results for Year and Fourth Quarter 2006

     MALVERN, Pa.--(BUSINESS WIRE)--Feb. 6, 2007--Vishay Intertechnology, Inc. (NYSE:VSH):

     --   Revenues for 2006 were an all-time record.

     --   Revenues for 2006 increased 12% over 2005.

     -- Net earnings of $0.73 per diluted share for year 2006 have been negatively affected by the after tax impact of certain items (enumerated below) of $0.26 per share for adjusted earnings per share of $0.99, as compared to year 2005 net earnings of $0.34 per diluted share, which were negatively affected by the after tax impact of certain items of $0.17 per share for adjusted earnings per share of $0.51.

     --   Net earnings per diluted share for 2006 increased 115% over 2005.

     -- Cash generated from operations for fourth quarter 2006 was $121 million and $349 million for year 2006.

     --   Cash generated from operations for 2006 increased 73% over 2005.

     --   Confident for year 2007.

     Dr. Felix Zandman, Chairman of the Board, and Dr. Gerald Paul, President and Chief Executive Officer of Vishay Intertechnology, Inc. (NYSE:VSH), announced today that net revenues for the year ended December 31, 2006 were $2,581.5 million compared to $2,296.5 million for the year ended December 31, 2005. Net earnings for the year ended December 31, 2006 were $139.7 million, or $0.73 per diluted share, compared with net earnings for the year ended December 31, 2005 of $62.3 million, or $0.34 per diluted share.

     Net revenues for the fiscal quarter ended December 31, 2006 were $635.5 million, as compared to revenues of $593.7 million, for the fiscal quarter ended December 31, 2005. Net earnings for the fiscal quarter ended December 31, 2006 were $26.3 million, or $0.14 per diluted share, compared with net earnings of $26.9 million, or $0.14 per diluted share, for the quarter ended December 31, 2005.

     Net earnings of $139.7 million, or $0.73 per diluted share, for the year ended December 31, 2006 were impacted by pre-tax charges for restructuring and severance costs of $40.2 million, related asset write-downs of $6.7 million, write-downs and write-offs of tantalum inventories totaling $9.6 million, losses resulting from adjustments to previously existing purchase commitments of $5.7 million, a loss on early extinguishment of debt of $2.9 million, an adjustment to increase the estimated cost of environmental remediation obligations associated with the 2001 General Semiconductor acquisition of $3.6 million, and charges totaling $2.9 million to settle past product quality issues. These items and their tax-related consequences had a negative $0.26 effect on earnings per share.

     Net earnings of $62.3 million or $0.34 per diluted share for the year ended December 31, 2005 were impacted by pre-tax charges for restructuring and severance costs of $29.8 million, related asset write-downs of $11.4 million, purchased in-process research and development (IPR&D) of $9.7 million, and Siliconix transaction-related expenses of $3.8 million. These items were partially offset by a gain on sale of land of $2.1 million and a gain from adjustments to previously existing purchase commitments of $1.0 million. In addition, tax expense includes a $9.0 million benefit, primarily due to favorable foreign tax rulings. These items and their tax-related consequences had a negative $0.17 effect on earnings per share.

     Net earnings of $26.3 million or $0.14 per diluted share for the fourth quarter of 2006 were impacted by pre-tax charges for restructuring and severance costs of $12.1 million, related asset write-downs of $0.1 million, and losses resulting from adjustments to previously existing purchase commitments of $0.8 million. These items and their tax-related consequences had a negative $0.05 effect on earnings per share.

     Net earnings of $26.9 million or $0.14 per diluted share for the fourth quarter of 2005 were impacted by pre-tax charges for restructuring and severance costs of $11.6 million, related asset write-downs of $6.6 million, and a write-off of purchased IPR&D of $0.5 million. These items were partially offset by gains resulting from adjustments to previously existing purchase commitments of $3.4 million. In addition, tax expense includes a $5.3 million benefit, primarily due to favorable foreign tax rulings. These items and their tax-related consequences had a negative $0.03 effect on earnings per share.

     Commenting on the results for the fourth quarter and year 2006, Dr. Paul stated, "2006 proved to be an exceptional year for Vishay. We reached the highest revenues in our history and the operational performance was second only to the bubble year of 2000, which was impacted for the most part by very temporary price increases. Revenues for the fourth quarter were well within our guidance due to lower shipments to distribution as anticipated. Margins for the quarter were burdened by some one-time increases of fixed costs, and by a less profitable product mix. Despite our expansion activities, we generated free cash of $175 million in 2006, which compares to $81 million in 2005."

     Commenting on the outlook for the first quarter 2007, Dr. Paul continued, "We are guiding to revenues of $625 million to $645 million for the first quarter 2007. After the decline in orders has virtually come to an end, comparing the fourth quarter 2006 to the previous quarter, our book-to-bill ratio has recovered to 1.01 for January."

     Commenting on the year 2007, Dr. Paul continued, "We are confident for the current year. Our restructuring plans are winding down and for 2007 we expect restructuring charges of less than $10 million. We also anticipate the continuation of a strong cash generation, which will benefit from the expiration of our long-term purchase commitment for tantalum. We expect an additional positive impact of $100 million on cash flow over the next three years as we utilize the tantalum we have on-hand."

     Commenting on the Company's acquisition activities, Dr. Zandman stated, "We are excited about the acquisition of International Rectifier's Power Control Systems (PCS) business. The finalization of the service and supply arrangements are on track for the closing expected by April 1, 2007. With a run-rate per year of about $320 million in revenues the PCS business already is at a level that we anticipated for only some time after the closing. We expect PCS to be accretive to earnings from the first quarter after the closing and to be at an annual run-rate of $40 million net profit after tax by the fourth quarter after the closing."

     Commenting on the Company's R&D activities, Dr. Zandman continued, "Our R&D programs are on target. New products released to the market during the last three years contributed 13% to our 2006 revenues."

     A conference call to discuss fourth quarter and year ending financial results is scheduled for Tuesday, February 6, 2007 at 10:00 AM (ET). The dial-in number for the conference call is 877-589-6174 (+1 706-643-1406 if calling from outside the United States or Canada) and the conference ID is #5973027.

     There will be a replay of the conference call from 12:30 PM (ET) on Tuesday, February 6, 2007 through 11:59 PM (ET) on Sunday, February 11, 2007. The telephone number for the replay is 800-642-1687 (+1 706-645-9291 if calling from outside the United States or Canada) and the access code is #5973027.

     There will also be a live audio webcast of the conference call. This can be accessed directly from the Investor Relations section of the Vishay website at http://ir.vishay.com.

     Vishay Intertechnology, Inc., a Fortune 1,000 Company listed on the NYSE
(VSH), is one of the world's largest manufacturers of discrete semiconductors (diodes, rectifiers, transistors, and optoelectronics and selected ICs) and passive electronic components (resistors, capacitors, inductors, sensors, and transducers). These components are used in virtually all types of electronic devices and equipment, in the industrial, computing, automotive, consumer, telecommunications, military, aerospace, and medical markets. Its product innovations, successful acquisition strategy, and ability to provide "one-stop shop" service have made Vishay a global industry leader. Vishay can be found on the Internet at http://www.vishay.com.

     Statements contained herein that relate to the Company's future performance, including statements with respect to trends in revenues and bookings, and the anticipated future benefits of the Company's product, acquisition, and research and development strategies are forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations only, and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Among the factors that could cause actual results to materially differ include: general business and economic conditions, particularly in the markets that we serve, the availability of appropriate acquisition opportunities on terms that the Company considers attractive, difficulties in integrating acquired companies including the PCS business of International Rectifier, difficulties in new product development, and other factors affecting the Company's operations, markets, products, services, and prices that are set forth in its Annual Report on Form 10-K for the year ended December 31, 2005 filed with the Securities and Exchange Commission. You are urged to refer to the Company's Form 10-K for a detailed discussion of these factors. Vishay does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

     Management believes that stating the impact on net earnings of items such as restructuring and severance, asset write-downs, charges for in-process research and development, gains or losses on purchase commitments, losses on early extinguishment of debt, special tax items and other items not reflecting on-going operating activities is meaningful to investors because it provides insight with respect to intrinsic operating results of the Company and, management believes, is a common measure of performance in the industries in which the Company competes. Investors should be aware, however, that this is a non-GAAP measure of performance and should not be considered as a substitute for the comparable GAAP measure.


VISHAY INTERTECHNOLOGY, INC.
Summary of Operations
(Unaudited - In thousands except earnings per share)


                                     Fiscal quarter ended December 31,
                                          2006             2005
                                     ---------------- ----------------

Net revenues                         $       635,487  $       593,690
Cost of products sold                        479,512          454,260
Loss (gain) on purchase commitments              849           (3,417)
                                     ---------------- ----------------
Gross profit                                 155,126          142,847
   Gross margin                                 24.4%            24.1%

Selling, general and administrative
 expenses                                    104,913           90,560
Purchased in-process research and
 development                                       -              493
Restructuring and severance costs             12,135           11,594
Asset write-offs                                 102            6,603
                                     ---------------- ----------------
Operating income                              37,976           33,597
                                                 6.0%             5.7%

Other income (expense):
   Interest expense                           (7,387)          (8,905)
   Minority interest                            (196)             157
   Other                                       4,722            1,713
                                     ---------------- ----------------
      Total other income (expense) -
       net                                    (2,861)          (7,035)
                                     ---------------- ----------------

Earnings before taxes                         35,115           26,562

Income tax expense (benefit)                   8,863             (328)
                                     ---------------- ----------------

Net earnings                         $        26,252  $        26,890
                                     ================ ================


Basic earnings per share             $          0.14  $          0.15

Diluted earnings per share           $          0.14  $          0.14

Weighted average shares outstanding
 - basic                                     184,459          184,130

Weighted average shares outstanding
 - diluted                                   208,550          219,522


VISHAY INTERTECHNOLOGY, INC.
Summary of Operations
(Unaudited - In thousands except earnings per share)


                                          Year ended December 31,
                                          2006             2005
                                     ---------------- ----------------

Net revenues                         $     2,581,477  $     2,296,521
Cost of products sold (a)                  1,916,658        1,769,978
Loss (gain) on purchase commitments            5,687             (963)
                                     ---------------- ----------------
Gross profit                                 659,132          527,506
  Gross margin                                  25.5%            23.0%

Selling, general and administrative
 expenses (b)                                403,999          376,912
Purchased in-process research and
 development                                       -            9,694
Siliconix transaction-related
 expenses                                          -            3,751
Restructuring and severance costs             40,220           29,772
Asset write-offs                               6,685           11,416
                                     ---------------- ----------------
Operating income                             208,228           95,961
                                                 8.1%             4.2%
Other income (expense):
   Interest expense                          (32,215)         (33,590)
   Loss on early extinguishment of
    debt                                      (2,854)               -
   Minority interest                            (978)          (3,761)
   Other                                      18,391           15,401
                                     ---------------- ----------------
      Total other income (expense) -
       net                                   (17,656)         (21,950)
                                     ---------------- ----------------

Earnings before taxes                        190,572           74,011

Income taxes                                  50,836           11,737
                                     ---------------- ----------------

Net earnings                         $       139,736  $        62,274
                                     ================ ================


Basic earnings per share             $          0.76  $          0.35

Diluted earnings per share           $          0.73  $          0.34

Weighted average shares outstanding
 - basic                                     184,400          177,606

Weighted average shares outstanding
 - diluted                                   210,316          189,321


     (a) The year ended December 31, 2006 includes write-downs and write-offs of tantalum inventories of $9,602 and charges to settle past product quality issues of $2,885 within costs of products sold.

     (b) The year ended December 31, 2006 includes $3,600 of expenses within selling, general and administrative expenses to increase the estimated cost of environmental obligations associated with the 2001 General Semiconductor acquisition.


VISHAY INTERTECHNOLOGY, INC.
Consolidated Condensed Balance Sheets
(In thousands)


                                       December 31,     December 31,
                                          2006             2005
                                     ---------------- ----------------
Assets                                 (Unaudited)
Current assets:
   Cash and cash equivalents         $       671,586  $       622,577
   Short-term investments                          -            9,925
   Accounts receivable - net                 351,656          350,850
   Inventories:
      Finished goods                         163,576          149,709
      Work in process                        194,734          181,125
      Raw materials                          178,543          157,036
   Deferred income taxes                      34,879           39,115
   Prepaid expenses and other
    current assets                           128,784           96,295
                                     ---------------- ----------------
Total current assets                       1,723,758        1,606,632

Property and equipment, at cost:
   Land                                       94,803           92,650
   Buildings and improvements                441,659          406,798
   Machinery and equipment                 1,818,660        1,684,736
   Construction in progress                   85,288           67,229
   Allowance for depreciation             (1,316,045)      (1,160,821)
                                     ---------------- ----------------
      Total property and equipment,
       net                                 1,124,365        1,090,592

Goodwill                                   1,463,992        1,434,901

Other intangible assets, net                 168,263          174,220

Other assets                                 223,251          221,246
                                     ---------------- ----------------
      Total assets                   $     4,703,629  $     4,527,591
                                     ================ ================


VISHAY INTERTECHNOLOGY, INC.
Consolidated Condensed Balance Sheets (continued)
(In thousands)
                                       December 31,     December 31,
                                          2006             2005
                                     ---------------- ----------------
                                       (Unaudited)
Liabilities and stockholders' equity
Current liabilities:
  Notes payable to banks             $           526  $         3,473
  Trade accounts payable                     145,919          142,709
  Payroll and related expenses               132,922          118,814
  Other accrued expenses                     203,986          173,982
  Income taxes                                46,109           29,655
  Current portion of long-term debt            3,728            1,533
                                     ---------------- ----------------
Total current liabilities                    533,190          470,166

Long-term debt less current portion          608,434          751,553
Deferred income taxes                         28,880           27,091
Deferred grant income                          5,732           11,896
Other liabilities                            155,963          149,938
Accrued pension and other
 postretirement costs                        285,823          256,986

Minority interest                              4,794            4,109

Stockholders' equity:
  Common stock                                17,010           16,946
  Class B common stock                         1,436            1,468
  Capital in excess of par value           2,229,972        2,225,966
  Retained earnings                          796,902          657,166
  Unearned compensation                            -              (95)
  Accumulated other comprehensive
   income (loss)                              35,493          (45,599)
                                     ---------------- ----------------
     Total stockholders' equity            3,080,813        2,855,852
                                     ---------------- ----------------
       Total liabilities and
        stockholders' equity         $     4,703,629  $     4,527,591
                                     ================ ================


VISHAY INTERTECHNOLOGY, INC.
Computation of Earnings Per Share
(Unaudited - In thousands except earnings per share)

                             Fiscal quarter ended      Year ended
                                 December 31,         December 31,
                               2006       2005       2006      2005
                             ---------- ---------- --------- ---------

Numerator:

Numerator for basic earnings
 per share - net earnings    $  26,252  $  26,890  $139,736  $ 62,274
Interest savings assuming
 conversion of dilutive
 convertible and
 exchangeable notes, net of
 tax                             3,090      3,778    13,518     2,722
                             ---------- ---------- --------- ---------
Numerator for diluted
 earnings per share -
 adjusted net earnings       $  29,342  $  30,668  $153,254  $ 64,996
                             ========== ========== ========= =========

Denominator:

Denominator for basic
 earnings per share -
 weighted average shares       184,459    184,130   184,400   177,606

Effect of dilutive
 securities
     Convertible and
      exchangeable notes (c)    23,496     34,445    25,114    10,737
     Employee stock options        515        876       722       907
     Other                          80         71        80        71
                             ---------- ---------- --------- ---------
     Dilutive potential
      common shares             24,091     35,392    25,916    11,715
                             ---------- ---------- --------- ---------

Denominator for diluted
 earnings per share -
 adjusted weighted average
 shares                        208,550    219,522   210,316   189,321
                             ========== ========== ========= =========

Basic earnings per share     $    0.14  $    0.15  $   0.76  $   0.35
                             ========== ========== ========= =========

Diluted earnings per share   $    0.14  $    0.14  $   0.73  $   0.34
                             ========== ========== ========= =========


Diluted earnings per share for the periods presented do not reflect the following weighted-average potential common shares, as the effect would be antidilutive (in thousands):

                             Fiscal quarter ended      Year ended
                                 December 31,         December 31,
                                2006       2005      2006      2005
                             ---------- ---------- --------- ---------
Convertible and exchangeable
 notes:
  Convertible Subordinated
   Notes, due 2023                   -          -         -    23,496
  Exchangeable Unsecured
   Notes, due 2102               6,176      6,176     6,176     6,176
Weighted average employee
 stock options                   5,108      6,475     4,936     6,300
Weighted average warrants        8,824      8,824     8,824     8,824


     (c) The Company made a cash repurchase of all outstanding LYONs pursuant to the option of the holders to require the Company to repurchase the LYONs on June 4, 2006. In 2005, based on its action to settle the holders' purchase option on the June 4, 2004 purchase date in common stock, the Company assumed for purposes of the earnings per share computation that all future purchase options for the LYONs would be settled in stock based on the settlement formula set forth in the indenture governing the LYONs. Due to the decision to utilize cash to repurchase the notes on the June 4, 2006, purchase date, the earnings per share computation for the year-to-date 2006 period is based on the 3,809 shares that would have been issued in a normal conversion, weighted for the period they were outstanding. The LYONs were dilutive for year ended December 31, 2006, as well as the quarter and year ended December 31, 2005.


     CONTACT: Vishay Intertechnology, Inc.
              Richard N. Grubb, +1-610-644-1300
              or
              Peter G. Henrici, +1-610-644-1300